Exhibit 99.1

N E W S    R E L E A S E

FOR IMMEDIATE RELEASE	Contact:	Steven E. Nielsen, President and CEO H. Andrew DeFerrari, Senior Vice President and CFO (561) 627-7171

Palm Beach Gardens, Florida	May 24, 2016

DYCOM INDUSTRIES, INC. EXPANDS ITS CREDIT AGREEMENT
CAPACITY TO $800 MILLION

Palm Beach Gardens, Florida, May 24, 2016 - Dycom Industries, Inc. (NYSE: DY) today announced that it has amended its existing credit agreement to increase the term loan facility by $200.0 million to $350.0 million in total. Dycom intends to use the proceeds of the additional term loan to pay down revolving loans, thus increasing availability under its revolving facility, and for general corporate purposes. After giving effect to the amendment, total capacity under the Company’s credit agreement is $800.0 million, consisting of the $350.0 million term loan facility and a $450.0 million revolving facility.

Bank of America, N.A. is the Administrative Agent, Swingline Lender and an L/C Issuer for the facility. Merrill Lynch, Pierce, Fenner & Smith and Wells Fargo Securities, LLC acted as Joint Lead Arrangers and Joint Bookrunners and Wells Fargo Bank, National Association is an L/C Issuer.

Further details regarding the credit agreement amendment will be available in a Current Report on Form 8-K.

Forward Looking Information
This press release contains forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act. These statements are based on management’s current expectations, estimates and projections. Forward-looking statements are subject to risks and uncertainties that may cause actual results in the future to differ materially from the results and expectations expressed or implied in any forward-looking statements contained in this press release. The most significant of these risks and uncertainties are described in our Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports) filed with the Securities and Exchange Commission. The Company does not undertake to update forward-looking statements.

About Dycom Industries, Inc.
Dycom is a leading provider of specialty contracting services throughout the United States and in Canada. These services include project management, engineering, construction, maintenance and installation services for telecommunications providers, underground facility locating services for various utilities, including telecommunications providers, and other construction and maintenance services for electric and gas utilities.